UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 22, 2017

Date of Report (Date of earliest event reported)

Immune Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-54933	59-3226705
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No).

37 North Orange Ave, Suite 607, Orlando, FL	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 888-613-8802

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 22, 2017, Immune Therapeutics, Inc. (the “Company”) entered into a Distribution Agreement (the “Agreement”) with TNI BioTech International Ltd. (“TNI”) and Omaera Pharmaceuticals Ltd. (“Omaera”). Pursuant to the Agreement, Omaera will be the sole distributor of the Company’s Products, as listed in Section 2 of the Agreement, for sale in Kenya. The Company’s Products to be distributed by Omaera shall be manufactured by Acromax Dominicana, SA. The term of the Agreement began on August 22, 2017 and shall continue for a period of three (3) years, unless earlier terminated.

The Company will have up to 14 calendar days from receipt of a purchase order from Omaera to deliver the requested Products to Omaera. The Company shall send an invoice to Omaera for each shipment of its Products. During the first 12 months of the Agreement, Omaera will pay the full amount of each invoice in cash, without any deductions, by means of bank transfer on or before the date of shipment. After the first 12 months of the Agreement, the Company will provide 30 days credit terms from the date of invoice for payment. The Company shall have the right to vary the credit made available to Omaera, and to restrict supplies, if Omaera fails to make payments in accordance the Agreement.

Pursuant to the Agreement, Omera is required to purchase a minimum number of pills from the Company for specified periods over the term of the Agreement (the “Minimum Purchase Commitment”). The minimum number of pills required to be purchased by Omaera for each period are as follows:

First Half of First Year	1,080,000 Pills
Second Half of First Year	3,600,000 Pills
Second Year	14,400,000 Pills
Third Year	28,800,000 Pills

If the number of Products purchased by Omaera from the Company does not, in the three-year term beginning on August 22, 2017, or in any of the above-captioned periods, meet the Minimum Purchase Commitment, Omaera shall, at its option, either (a) buy the quantity of Product required to meet that period’s Minimum Purchase Commitment, or (b) pay to the Company the net profit that patent laboratories would have obtained from the sale of that Minimum Purchase Commitment of Product, at the rate specified in Schedule 1 of the Agreement, or a higher rate if to the extent that the Company may have increased the price per pill.

Omaera shall purchase the Products only from the Company and use its best endeavors to actively distribute and sell the Products in Kenya. To this end, Omaera will recruit a sales and promotion team responsible for meeting the agreed business plan and utilize its marketing personnel to promote selling, distributing and all marketing process of the Company’s Products throughout Kenya. At all times, Omaera will liaise with the Company, where requested by the Company, to meet requests for information on the Products by hospitals and pharmacies and at all times Omaera shall monitor the market for the Products in Kenya. No later than three months from the date of the Agreement, Omera shall purchase and hold a minimum of three months stock of the Products on a firm purchase basis throughout the term of the Agreement to meet anticipated market demand. Omaera shall keep full and proper books of account and records showing clearly all enquiries, quotations, transactions, and proceedings relating to Products including details of sales of each type of Product, service stock, outstanding customer orders and orders placed by Omaera with the Company still outstanding and any other information relating to the performance of its obligations under the Agreement which the Company may reasonably require from time to time

Upon termination of the Agreement for any reason, Omaera will immediately and at no charge assign or transfer the benefit of the Product Registrations or Registration applications and all associated rights and any other permits, licenses, registrations or applications obtained in respect of the Agreement or the Products to the Company where legally possible, or to another party as the Company in its sole discretion may direct and the parties shall cooperate in every way to achieve such assignment or transfer including without limitation providing all documents related with the Product registrations within three (3) months of the request.

Item 8.01	Other Events

On September 6, 2017, Immune Therapeutics, Inc., a Florida corporation (the “Company”) issued a press release announcing that it has entered into the Agreement with Omaera for the sale and distribution of Lodonal™, valued at a minimum of $31 million in revenues over three years. The press release is attached hereto. Note: two versions of the press release were published, one of which was a draft copy containing inaccurate information. The misfiled release has been corrected and the proper version is included herewith.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE THERAPEUTICS, INC.

Date: September 8, 2017	By:	/s/ Noreen Griffin
Noreen Griffin, CEO